Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Vice President - Investor Relations
(212) 922-1640

DOVER COMPLETES SALE OF HEIL TRAILER INTERNATIONAL

Supports Ongoing Effort to Focus on Strategic Growth Spaces

Downers Grove, IL, December 30, 2011 - Dover Corporation (NYSE: DOV) today announced that it has completed the sale of Heil Trailer International, a leading manufacturer of specialty transportation trailers and equipment based in Cleveland, Tennessee, to American Industrial Partners of New York, New York.  Subject to normal post-closing adjustments, proceeds from the sale are $220 million.

“We are pleased to have completed the sale of Heil Trailer International,” commented Bob Livingston, President and CEO of Dover. “This transaction marks another step in our strategy of focusing on our growth spaces.  While Heil Trailer has strong brand recognition and market position, it did not align with our long-term strategy.”

The company anticipates recognizing a gain on the sale of approximately $0.35 per diluted share. Heil Trailer’s full-year 2011 revenue is estimated at $250 million, with associated full-year earnings per diluted share of approximately $0.11, including $0.04 attributable to the fourth quarter of 2011.  Heil Trailer’s 2011 financial results, along with all comparative periods, and the anticipated gain on the sale, will be reported within discontinued operations beginning in Dover’s fourth quarter 2011 earnings release.

Lazard served as financial advisor to Dover on this transaction.

About Dover:

Dover Corporation is a multi-billion dollar diversified global manufacturer. For over 50 years, Dover has been providing its customers with outstanding products and services in industrial technology that reflect the company’s commitment to operational excellence, innovation and market leadership. The company focuses on innovative equipment and components, specialty systems and support services through its four major operating segments: Communication Technologies, Energy, Engineered Systems and Printing & Identification. Dover employs over 34,000 people worldwide. The company is headquartered in Downers Grove, Illinois. Additional information is available at www.dovercorporation.com.

Dover Corporation makes information available to the public, orally and in writing, which may use "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that concern future events and the performance of Dover Corporation. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.